Exhibit 4.14

Notice of Restricted Stock Grant

Brandon Finomore (“Grantee” or “Participant”)	Great Elm Group, Inc.
ID: 85-3622015
3801 PGA Blvd., Suite 603
Palm Beach Gardens, FL 33410

As an inducement award in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of February 4, 2025, by and among Grantee, Commercial Property Solutions, LLC d/b/a Greenfield CRE (“Seller”), and Monomoy Construction Services, LLC, you have been granted restricted shares (“Restricted Shares”) of common stock of Great Elm Group, Inc. (the “Company”) and as detailed below:

This Notice of Restricted Stock Grant (this “Notice”) and the corresponding Inducement Award Restricted Stock Agreement (the “Agreement”) in effect as of the Date of Grant, contain the terms of your Restricted Shares.  Although these Restricted Shares are issued outside of the Great Elm Group, Inc. Amended and Restated 2016 Long-Term Incentive Compensation Plan (the “Plan”), this Agreement is additionally subject to the terms and conditions of the Plan as if the Restricted Shares were granted thereunder.

Date of Grant:	02/04/2025
Number of Restricted Stock:	276,182
Vesting Schedule:	100% on the five-year anniversary of the Date of Grant
Vesting Completion Date:	02/04/2030

Vesting Schedule:

100% of the Restricted Shares shall vest on the five-year anniversary of the Date of Grant for such Restricted Shares, prior to such vesting date and as determined by the Board in its discretion, provided, that (A) Employee remains an employee of the Company on such vesting date and has not violated any terms of the Employment Agreement dated [ ] (including any restrictive covenant set forth in the Employment Agreement) or any other restrictive covenant, and (B) prior to such vesting date and as determined by the Board in its discretion, any licenses necessary to operate the Seller’s business that are personally held by Employee shall have been transferred to and/or obtained by another employee of the Company designated by the Board.  Terms capitalized in this section and otherwise not defined herein shall have their meaning as defined in the Employment Agreement.  In all cases, vesting of the Restricted Shares is subject to the conditions set forth in the Plan and the Agreement.

Acknowledgements and Agreements:

By your signature and the signature of the representative for the Company below, you and the Company agree that these Restricted Shares are granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are attached and hereby incorporated by reference and made a part hereof.

GRANTEE	GREAT ELM GROUP, INC.

By:
Name: Brandon Finomore	Name: Adam Kleinman
Title: President
Date:	Date:

GREAT ELM GROUP, INC.

INDUCEMENT AWARD RESTRICTED STOCK AGREEMENT

1.
Grant of shares. Great Elm Group, Inc., a Delaware corporation (the “Company”), hereby awards to the Participant, named in the corresponding Notice of Restricted Stock Award (the “Notice”) as of the Date of Award indicated in the accompanying Notice, the number of restricted shares of common stock of the Company (the “Restricted Shares”) set forth in the Notice, subject to the terms of the Company’s Amended and Restated 2016 Long-Term Incentive Compensation Plan (“Plan”), which is incorporated herein by reference, and the terms of this Inducement Award Restricted Stock Agreement (the “Award Agreement”). Each Restricted Share is issued on the terms and conditions governing the Notice, including the applicable time-based vesting requirements, as set forth in this Award Agreement.

2.
Vesting Terms.  Vesting is dependent upon Participant’s continued employment by the Company or its Affiliates along with the terms discussed in the Notice through each applicable vesting date. Except as otherwise provided herein, all unvested Restricted Shares shall be forfeited, and all rights of Participant to such Restricted Shares shall immediately terminate, upon the termination of Participant’s employment with the Company or its Affiliates.

2.1
Vesting Upon Disability or Death.  If Participant’s employment is terminated by reason of death or Disability, then a number of Restricted Shares that would have vested during the twelve months following such termination had the Participant remained in continuous service through the end of such twelve-month period shall vest and become exercisable on the date of such termination.

(a)
For purposes of this Award Agreement, “Disability” shall mean the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of Participant’s position with the Company or an Affiliate of the Company because of the sickness or injury of the individual, or as may be otherwise defined under applicable local laws.

2.2
Vesting Upon Termination Without Cause.  In the event that Participant’s employment hereunder is terminated by the Company or its Affiliates without Cause (i) on or after the third anniversary of the Date of Grant and prior to the fourth anniversary of the Date of Grant, 50% of the Restricted Shares shall automatically vest, and (ii) on or after the fourth anniversary of the Date of Grant and prior to the fifth anniversary of the Date of Grant, 80% of the Restricted Shares shall automatically vest; provided in each case of (i) and (ii) above, Participant executes and does not revoke a release of claims in favor of the Company or its Affiliates within 60 days following the effective date of Participant’s termination of employment.

(a)	For purposes of this Award Agreement, “Cause” shall mean as defined in Section 4(b) of the Employment Agreement dated [ ].

3
Limited Transferability. Except to the extent the Restricted Shares have been exercised, the Participant may not transfer any interest in the Restricted Shares subject to this Award or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the Common Stock.  Participant may also direct the Company to record the ownership of any Restricted Shares that become vested hereunder in the name of a bona fide retirement planning, estate planning or charitable donation vehicle. Participant may make such a beneficiary designation or ownership directive at any time by completing the required forms and filing the completed form with the Committee or its designee.

4
Stockholder Rights and Dividends. Subject to the other terms and restrictions set forth herein, including, but not limited to, the restriction on the right to transfer such Award prior to vesting, the holder of the Award shall have the rights and privileges of a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of any Restricted Shares.  However, any such dividends shall be paid based on the number of Restricted Shares, if any, that vest in accordance with the terms of this Award Agreement.

5	Adjustment in Shares. In the event of certain corporate transactions at the Company, the Committee shall adjust the Restricted Shares as set forth in Section 3.2 of the Plan.

6
Withholding.  The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the grant or vesting of the Award and any dividends paid in relation to the Award.  Participant understands that Section 83(a) of the Code taxes as ordinary income the difference between the amount, if any, paid for the Restricted Shares and the Fair Market Value of such Restricted Shares at the time the Restricted Shares vest. Participant understands that, notwithstanding the preceding sentence, Participant may elect to be taxed at the time of the Date of Grant, rather than at the time the Restricted Shares vest, by filing an election under Section 83(b) of the Code (an “83(b) Election”) with the Internal Revenue Service within 30 days of the Date of Grant.  In the event Participant files an 83(b) Election, Participant shall provide the Company a copy thereof prior to the expiration of such 30 day period. Participant understands that if an 83(b) Election is filed with the Internal Revenue Service within such time period, Participant will recognize ordinary income in an amount equal to the difference between the amount, if any, paid for the Restricted Shares and the Fair Market Value of such Restricted Shares as of the Date of Grant. Participant further understands that an additional copy of such 83(b) Election form should be filed with his or her federal income tax return for the calendar year in which the date of this Award Agreement falls.  Participant acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to the Award hereunder and does not purport to be complete.  Participant further acknowledges that the Company is not responsible for filing the Participant’s 83(b) Election, and the Company has directed Participant to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Participant may reside, and the tax consequences of Participant’s death.

PARTICIPANT HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING PARTICIPANT’S 83(b) ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE VESTING OF THE RESTRICTED SHARES.

PARTICIPANT UNDERSTANDS THAT PARTICIPANT MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PARTICIPANT’S PURCHASE OR DISPOSITION OF RESTRICTED SHARES AND PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

7
Compliance with Laws and Regulations. The issuance of the Restricted Shares pursuant to the Award shall be subject to compliance by the Company and the Participant with all applicable laws relating thereto.

8
Construction.   The Award evidenced hereby is made and granted outside of the Plan but the Award and Award Agreement is and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award Agreement and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award Agreement shall be conclusive and binding on all persons having an interest in the Award.  Articles 11-18 of the Plan shall apply mutatis mutandis as if set forth herein.  Capitalized terms used herein without definition have the meaning given to them in the Plan. Notwithstanding anything to the contrary in the Plan, this Award Agreement may not be modified in any manner adverse to the Participant other than pursuant to a written agreement signed by the Participant.

9
Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware applicable to contracts made in and to be solely performed in the State of Delaware.

10
Employment at Will. Nothing in this Award Agreement or in the Plan shall confer upon Participant any right to remain in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary of Affiliate employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s service or employment at any time for any reason, with or without Cause.

11
Participant Acceptance. Participant must accept the terms and conditions of this Award Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event shall any Restricted Shares be issued under this Award Agreement in the absence of such acceptance.

12	Forfeiture. Participant acknowledges that this Award is subject to forfeiture and/or cancellation in accordance with Section 6.5(b) of the Asset Purchase Agreement (as defined in the Notice).